Execution Copy

                            STOCK PURCHASE AGREEMENT

                             Dated December 17, 2002

                                  by and among

      M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC. ("MCM USA" or "Issuer") and
                                                                      ---
                  M.C.M. ENVIRONMENTAL TECHNOLOGIES, LTD. ("MCM Israel")

                                      and -

                    CAPRIUS, INC. ("Caprius" or "Purchaser")

                                TABLE OF CONTENTS

                                                                            PAGE

Article I       Recitals; Exhibits and Schedules...............................2

    1.1      Recitals..........................................................2

    1.2      Exhibits and Schedules............................................2

Article II      Definitions....................................................3

Article III     Stock Issuance; Purchase.......................................8

    3.1      Issuance of Shares; Changes in Capitalization and
             Certain Stockholder Rights........................................8

    3.2      Sale and Delivery of Shares.......................................9

    3.3      Purchase Price....................................................9

    3.4      Terms of Payment..................................................9

    3.5      Closing..........................................................10

    3.6      Delivery of Possession...........................................11

Article IV      Application of Portions of Purchase Price.....................11

Article V       Closing Covenants.............................................12

    5.1      Press Release....................................................12

    5.2      Resignation of Directors and Officers............................12

    5.3      Deliveries by the Companies......................................12

    5.4      Deliveries by Purchaser..........................................14

Article VI      Conditions Precedent - General................................14

    6.1      General Conditions Precedent to Parties' Obligations.............14

    6.2      General Conditions Precedent for Benefit of Purchaser............15

    6.3      General Conditions Precedent for the Benefit of the Companies....16

Article VII     Conditions Precedent - Special................................17

    7.1      Special Conditions Precedent for Benefit of Purchaser............17

Article VIII    Anti-Dilution.................................................20

Article IX      Representations and Warranties Regarding the Companies........21

    9.1      Organization and Foreign Qualifications of Companies.............21

    9.2      Capital Stock of Companies.......................................21

    9.3      Qualification as Foreign Corporation.............................22

    9.4      Subsidiaries.....................................................22


                                       i


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

    9.5      Absence of Certain Changes or Events.............................22

    9.6      Title to Owned Assets............................................25

    9.7      Title to Leased Assets...........................................25

    9.8      Material Contracts, Commitments and Licenses.....................26

    9.9      No Conflict or Violation.........................................28

    9.10     Consents and Approvals...........................................28

    9.11     Financial Statements.............................................29

    9.12     Litigation.......................................................29

    9.13     Labor Matters....................................................29

    9.14     No Undisclosed Liabilities.......................................31

    9.15     Compliance with Law..............................................31

    9.16     No Brokers.......................................................32

    9.17     No Other Agreements to Sell Assets or Companies..................32

    9.18     Proprietary Rights...............................................32

    9.19     Employee Benefit Plans...........................................35

    9.20     Transactions with Certain Persons and Affiliates.................35

    9.21     Tax Representation...............................................35

    9.22     Insurance........................................................36

    9.23     Compliance with Legislation Regulating Environmental
             Quality..........................................................37

    9.24     Licenses and Permits.............................................37

    9.25     Bank Accounts....................................................38

    9.26     Improper and Other Payments......................................38

    9.27     Real Property Representations....................................38

    9.28     Conduct of Business Prior to Closing.............................41

    9.29     Obligations to Employees.........................................42

    9.30     Compliance with Employment Requirements..........................42

    9.31     Representations..................................................42

Article X       Representations and Warranties of Purchaser...................42

    10.1     Organization of Purchaser........................................43

    10.2     Authorization....................................................43


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
                               TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

    10.3     No Conflict or Violation.........................................43

    10.4     Consents and Approvals...........................................44

    10.5     No Brokers.......................................................44

Article XI      Survival of Representations and Warranties....................44

Article XII     Post-Closing Covenants and Indemnification....................45

    12.1     Books and Records................................................45

    12.2     Further Assurances...............................................45

    12.3     Deleted..........................................................45

    12.4     Indemnification..................................................46

Article XIII    Confidential Information......................................55

    13.1     Confidentiality..................................................55

    13.2     Remedy in the Event of Breach....................................56

Article XIV     Non-Solicitation; Non-Competition.............................56

    14.1     Non-Solicitation; Non-Competition................................56

    14.2     Remedy in the Event of Breach....................................57

Article XV      Miscellaneous.................................................58

    15.1     Assignment.......................................................58

    15.2     Notices..........................................................58

    15.3     Choice of Law....................................................59

    15.4     Consent to Jurisdiction..........................................60

    15.5     Entire Agreement; Amendments and Waivers.........................60

    15.6     Counterparts; Delivery...........................................60

    15.7     Invalidity.......................................................61

    15.8     Captions.........................................................61

    15.9     Expenses.........................................................61

    15.10    Confidential Information; Publicity..............................61

    15.11    Trust; Escrow....................................................61

                            STOCK PURCHASE AGREEMENT
                      made this 17th day of December, 2002

                                  by and among

M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC., a Delaware corporation with executive offices at 5 Partridge Lane, Winchester, Massachusetts 01890 ("MCM USA" or "Issuer") and M.C.M. ENVIRONMENTAL TECHNOLOGIES, LTD., a private limited liability company incorporated under the laws of the State of Israel
("MCM Israel") (each of MCM USA and MCM Israel, a "Company" and collectively, the "Companies")

                                     - and -

CAPRIUS, INC., a Delaware corporation with executive offices at One Parker Plaza, Fort Lee, New Jersey 07024 ("Caprius" or "Purchaser")

                                    RECITALS

A. MCM Israel is a wholly-owned subsidiary of MCM USA, MCM USA having acquired all equity rights in MCM Israel in March 2001. Also in 2001, MCM USA incorporated a newly formed subsidiary, Sterimed Renal, Inc.

B. On June 10, 2002 Caprius made a secured loan to MCM USA in the amount of $250,000 which was unconditionally guaranteed by MCM Israel (the "June Loan"); on or about September 30, 2002 Caprius made an additional advance of $100,000 thereunder (the "September Increase"); and during October 2002 Caprius made two additional advances of $100,000 each (the "October Increases"); all of which loans are convertible into shares of stock of MCM USA. Pursuant to Section 3.4 hereof, the terms of payment hereunder shall include conversion of the June Loan, the September Increase and the October Increases.

C. The Parties have agreed that Caprius (or its assignee hereunder) shall acquire a 57.53% interest in the capital stock of MCM USA, as more particularly described below, upon the terms and subject to the conditions hereinafter set forth.

     THEREFORE, in consideration of the representations, warranties and covenants made by MCM USA and MCM Israel to Caprius and by Caprius to MCM USA and MCM Israel, and in consideration of the other agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby enter into this Stock Purchase Agreement (this "Agreement"), as follows:

                                    AGREEMENT

                                   Article I
                        Recitals; Exhibits and Schedules
                        --------------------------------

1.1 Recitals. The Companies hereby represent and warrant to Caprius that the matters set forth in Recitals A through C above are accurate and complete, and constitute an integral part of this Agreement to the same extent as if set forth in this Section 1.1.

1.2 Exhibits and Schedules. All Exhibits and Schedules referenced herein are attached hereto and constitute an integral part of this Agreement.

                                   Article II
                                   Definitions
                                   -----------

     As used in this Agreement, the following terms have the following meanings:

     "Assets" means all property and assets of the Companies of every kind, tangible and intangible, and wheresoever situate, including (i) all Products (completed and in production) and spare parts in connection therewith, and all machinery, equipment, handling equipment, furniture, furnishings and accessories and supplies of all kinds; (ii) all trucks, cars and other vehicles; (iii) the Inventories; (iv) all accounts receivable of the Companies; (v) all prepaid expenses; (vi) the leasehold interests of the Companies in and to the Facilities leased by either Company and all right, title and interest of either Company in and benefits of either Company to and under such leases; (vii) the Proprietary Rights; (viii) the Books and Records and the corporate records; (ix) all real estate properties owned by either Company; (x) the Permits; and (xi) the goodwill of the Business, including the right of either Company to represent itself as carrying on the Business from and after the Closing Date, and to use any words indicating that the Business is so carried on, including all of each Company's right, title and interest in and to its corporate names.

     "Balance Sheet" means the audited consolidated balance sheet of the Companies as at December 31, 2001, together with the notes thereto, previously delivered to Purchaser and constituting part of Schedule 9.11A hereto.

     "Balance Sheet Date" means December 31, 2001.

     "Benefit Arrangement" means any written employment, consulting, severance or other similar contract, arrangement or policy and each written plan, arrangement, program, trust, agreement or commitment with respect thereto, under ERISA or otherwise, providing insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, retirement benefits, life, health, disability or accident benefits, or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation, or post-retirement insurance, compensation or benefits, or any pension, profit-sharing or similar plan, which covers any officer, director, employee, consultant or agent of the Companies.

     "Books and Records" means all technical, business and financial and accounting records, financial books and records of account, books, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title policies or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to the Business.

     "Business" means the business presently and heretofore carried on by the Companies consisting of the manufacture, distribution and sale, lease or license of infectious waste disinfecting and disposal units.

     "Business Day" means a day other than Saturday, Sunday and any other day on which commercial banks are authorized or required by law to close under the laws applicable to such banks in New Jersey.

     "Companies" means "either or both of the Companies".

     "Closing Date" has the meaning set forth in Section 3.5 hereof.

     "employees of the Companies" means any and all current and former employees of the Companies.

     "Encumbrance" means any lien, pledge, option, charge, security interest, mortgage, right-of-way, encumbrance or other right of any third party.

     "Environmental Liabilities" has the meaning set forth in Section 9.23(a) hereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow and Administration Agreement" means that certain Escrow and Administration Agreement to be entered into at the Closing under this Agreement, with Thelen Reid & Priest LLP as the Escrow Agent and Yotan Trust, Ltd. as Administrative Agent, in the form of Exhibit 15.11(b) hereto, pursuant to which all shares of stock in MCM USA owned (legally or beneficially) by the Existing Stockholders will be held in escrow by the Escrow Agent and certain administrative duties are undertaken by the Administrative Agent, all pursuant to the terms and conditions thereof,

     "Existing Stockholders" means the stockholders of MCM USA immediately prior to the time when Caprius becomes a stockholder in MCM USA at the Closing hereunder, as more particularly described in the Stockholders Agreement.

     "Facilities" means the plants, offices, storage yards, manufacturing facilities, warehouses, administration buildings and other real property and related facilities which are owned or leased by either Company.

     "Financial Statements" means (i) the Balance Sheet and the audited consolidated statements of income, retained earnings and changes in financial position of the Companies for the year ended as at December 31, 2001, together with the notes thereto, shown as Schedule 9.11A hereto, and (ii) the Interim Balance Sheet for the 9-month period ended September 30, 2002, shown as Schedule 9.11B hereto.

     "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery and equipment owned by either Company and located in, at or upon the Facilities as of the Balance Sheet Date, plus all additions, replacements or deletions since the Balance Sheet Date in the ordinary course of the Companies' business.

     "Governmental Entity" means (i) any federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; and (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

     "Income Taxes" means taxes measured by or with reference to net income imposed by any federal, state, local or foreign governmental taxing authority, including additions to tax and penalties related to such taxes, and interest on such taxes and on such additions to tax and penalties.

         "Interim Balance Sheet" means the unaudited but reviewed consolidated balance sheet of the Companies as at September 30, 2002, together with the notes thereto, shown as Schedule 9.11B hereto.

     "Interim Balance Sheet Date" means September 30, 2002.

     "Inventory" or "Inventories" means all inventories of either Company including (i) all Products (completed and in production) and all additions thereto, and spare parts for same, (ii) all new and unused maintenance items, and (iii) all other materials and supplies on hand to be used or consumed in connection therewith.

     "materiality" or "material" means any contract, obligation, commitment or other agreement having an effect on either Company in excess of $20,000 individually or in the aggregate.

     "Party" means either of the Companies, or Purchaser, or any of the Existing Stockholders, or (to the extent applicable herein) any of the Key Persons, or (to the extent applicable herein) the Escrow Agent or the Administrative Agent; and "Parties" means both of the Companies and Purchaser and all of the Existing Stockholders, and (to the extent applicable herein) all of the Key Persons, and (to the extent applicable herein) the Escrow Agent and (to the extent applicable herein) the Administrative Agent.

     "Permits" has the meaning set forth in Section 9.24.

     "Person" means any individual, corporation, partnership, limited liability company, trust, estate, personal representative, or other entity of any kind.

     "Products" means all those products, whether in final form, prototype or working models, made by either or both of the Companies or licensed by either or both of the Companies, including without limitation the following: the SteriMed(R) System, a medical waste treatment and disposal system; and the SteriMed(R) Junior, which is a similar unit which is smaller in size.

     "Proprietary Rights" has the meaning set forth in Section 9.18.

     "Real Property" means all real estate owned or leased by either Company and all improvements thereon.

     "Stockholders Agreement" means that certain Stockholders Agreement among Caprius, Inc. and the Existing Stockholders to be entered into at the Closing under this Agreement, in the form of Exhibit 5.3(h) hereto.

     "Subsidiaries" means all corporations, limited liability companies, partnerships, joint ventures or other entities in which MCM USA or MCM Israel owns, directly or indirectly, a majority of the capital stock or membership interests, or is a general partner.

     "Taxes" means any federal, state, local or foreign income, sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related interest or penalty thereon.

                                  Article III
                            Stock Issuance; Purchase.
                            -------------------------

     3.1 Issuance of Shares; Changes in Capitalization and Certain Stockholder
         ---------------------------------------------------------------------
Rights.
------

         (a) MCM USA hereby agrees to issue and deliver to Caprius or to its designated assignee ("Purchaser"), from its authorized but unissued shares of

Series A Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"), that number of newly issued shares of Series A Preferred Stock of MCM USA, which upon such issuance shall represent and constitute, on a fully converted and fully diluted basis (including without limitation the exercise/conversion of all MCM USA options, warrants, debentures, notes and commitments to deliver options, into shares of capital stock of MCM USA), fifty-seven and 53/100 percent (57.53%) of the total issued and outstanding shares of all classes of the capital stock of MCM USA (the "New Shares").

         (b) As a condition to Caprius making its investment in the Companies as provided herein, the Existing Stockholders agree that (i) upon consummation of the Closing hereunder the ownership of all shares of Series A Preferred Stock and Common Stock of MCM USA shall be as set forth on the table shown as Schedule 9.2B hereto, and (ii) all rights of the present holders of Series A Preferred Stock to adjustment in number of shares upon a subsequent investment (such as that to be made by Caprius hereunder), and the liquidation, dividend and other preferences based upon original purchase price, and subsequent adjustments thereto, as set forth in the existing MCM USA Certificate of Incorporation, are hereby waived and shall be terminated at the Closing, and replaced by the provisions of the Amended and Restated Certificate of Incorporation shown as
Exhibit 5.3(d) hereto.

     3.2 Sale and Delivery of Shares. At the Closing hereunder and subject to the terms and conditions set forth in this Agreement, Issuer shall, in exchange for the Purchase Price (as hereinafter defined), issue and deliver to Purchaser, and Purchaser shall acquire, the New Shares, all fully paid and non-assessable, and free and clear of any Encumbrance.

3.3 Purchase Price. The Parties have agreed that the aggregate purchase price for the New Shares is Two Million Four Hundred Thousand ($2,400,000)
Dollars
(the "Purchase Price").

     3.4 Terms of Payment. The Purchase Price shall be payable as follows:

         (a) $1,850,000. On the Closing Date, Purchaser shall pay the amount of One Million Eight Hundred Fifty Thousand ($1,850,000) Dollars to Issuer (less the amounts shown on Schedule 3.4(a) hereto, which amounts Purchaser shall, at the direction of the Issuer, pay directly), in immediately available funds by wire transfer to such accounts of Issuer and other applicable payees as Issuer and such other payees may designate in writing at least two (2) business days prior to the Closing, as the purchase price for 77.0833% of the total New Shares.

         (b) $550,000. On the Closing Date, Purchaser shall agree to the conversion of Five Hundred Fifty Thousand ($550,000) Dollars from its existing loan status to the purchase price for 22.9167% of the total New Shares, which conversion shall result in a full satisfaction of the June Loan, the September Increase and the October Increases.

         (c) Lien Discharges. At the Closing, Purchaser shall execute and deliver to the Companies such lien discharge documentation respecting the June Loan (and other advances thereafter) as may be necessary to remove all such liens against the Collateral previously given to secure the June Loan (and other advances thereafter).

     3.5 Closing. Subject to the performance, satisfaction or waiver by the relevant Party of the covenants and/or conditions of Closing set forth in Articles V, VI and VII hereof, the closing of the transactions contemplated hereunder (the "Closing") shall take place simultaneously with the mutual execution and delivery of this Agreement, at the offices of Sills Cummis Radin Tischman Epstein & Gross, P.A., One Riverfront Plaza, Newark, New Jersey 07102, or on such other date as may be mutually agreed upon in writing by Purchaser and Issuer. The date of the Closing is referred to herein as the "Closing Date".

     3.6 Delivery of Possession. At the Closing, Issuer shall deliver to Purchaser or its designee one or more certificates representing all of the New Shares, in accordance with written instructions of Purchaser delivered to Issuer not less than two (2) Business Days prior to the Closing Date.

                                   Article IV
                    Application of Portions of Purchase Price
                    -----------------------------------------

     The Companies covenant and agree that, at the Closing, the following amounts will be paid to the following Persons from the Purchase Price:

     1. $50,000 to Yoav Dvir pursuant to the agreement shown as Exhibit 7.1.3 hereto;

     2. $100,000 to Sterimed International, Inc. pursuant to the agreement shown as Exhibit 7.1.4 hereto;

     3. $30,002 to Medical Services Options, Inc. pursuant to the agreement shown as Exhibit 7.1.8 hereto;

     4. $50,000 to Moledet Achzakot 2000 Aguda Chaklait Shitufit Ltd. No. 570039081 ("Moledet") pursuant to the agreement shown as Exhibit 7.1.11 hereto.

     Any one or more of the foregoing payments may, in the discretion of Purchaser, be made directly by Purchaser to the Persons designated above as part of the Purchase Price due to Issuer under Section 3.4(a) hereof.

     In addition, the Companies hereby direct Purchaser to pay at the Closing as part of the Purchase Price proceeds, those amounts and to those Persons set forth on Schedule 3.4(a) hereto.

                                   Article V
                                Closing Covenants
                                -----------------

     5.1 Press Release. Upon delivery of the New Shares to Purchaser at the Closing, Purchaser and MCM USA shall each have the right, subject to Section 15.10, to issue or cause the publication of a press release or other announcement or public notice or disclosure with respect to the transactions provided for hereunder.

     5.2 Resignation of Directors and Officers. On the Closing Date, all of the Directors and Officers of MCM USA and all of the Directors of MCM Israel shall resign effective as of the Closing Date.

     5.3 Deliveries by the Companies. At the Closing, the Companies shall deliver to Purchaser:

         (a) a certified copy of the minutes of the Board of Directors of MCM USA authorizing its entering into and performing this Agreement, adopting the Amended and Restated Certificate of Incorporation referenced below, authorizing the issuance of the New Shares for the Purchase Price consideration, and otherwise approving the transactions provided for in this Agreement;

         (b) a certified copy of the minutes of the Board of Directors of MCM Israel authorizing its entering into and performing this Agreement;

         (c) a certified copy of the minutes of the Stockholders of MCM USA approving the Amended and Restated Certificate of Incorporation of MCM USA referenced below;

         (d) a certified copy of the filed Amended and Restated Certificate of Incorporation of MCM USA in the form of Exhibit 5.3(d) hereto;

         (e) the certificate(s) representing the New Shares, as described in
Section 3.6;

         (f) a certificate signed by the Chairman of the Board of each Company, certifying that all covenants and conditions to closing of that Company have been complied with, in the form of Exhibit 5.3(f) hereto;

         (g) an opinion of counsel from Thelen Reid & Priest LLP, counsel to the Companies, substantially in the form of Exhibit 5.3(g) hereto;

         (h) the written resignations of all of the Directors of each Company and of all of the Officers of MCM USA, effective as of the Closing Date;

         (i) the Stockholders Agreement in the form of Exhibit 5.3(i) hereto, duly executed by all parties other than Purchaser;

         (j) the agreement termination documentation referenced in Section
7.1.9;

         (k) the debenture conversion and loan conversion documentation referenced in Sections 7.1.12 and 7.1.13; and

         (l) the EAA referenced in Section 11.5(b) duly executed by all parties thereto.

     5.4 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Companies (and others) the following:

         (a) a certified copy of the minutes of the Board of Directors of Purchaser authorizing its entering into and performing this Agreement, and otherwise approving the transactions provided for in this Agreement;

         (b) a certificate signed by the president or chief executive officer of Purchaser, certifying that all covenants and conditions of Purchaser have been complied with, in the form of Exhibit 5.4(b) hereto;

         (c) an opinion of counsel from Sills Cummis Radin Tischman Epstein & Gross, P.A., counsel to Purchaser, substantially in the form of Exhibit 5.4(c) hereto;

         (d) payment of the Closing portion of the Purchase Price, as provided in Section 3.4(a) hereof; and

         (e) the Stockholders Agreement referenced above, duly executed by Purchaser.

                                   Article VI
                         Conditions Precedent - General
                         ------------------------------

     6.1 General Conditions Precedent to Parties' Obligations. Each and every obligation of the Parties under this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions precedent:

         6.1.1 Approvals, Consents and Filing. Any approval, consent or filing with any governmental, judicial or regulatory authority or Governmental Entity or any third party which Purchaser reasonably believes is required in respect of the transactions provided for in this Agreement shall have been obtained.

         6.1.2 Waiting Periods. All applicable waiting periods under any applicable law or regulation in any applicable jurisdiction imposing waiting periods shall have expired or been terminated.

         6.1.3 Action against Consummation of Transaction. No preliminary or permanent injunction, restraining order, or other order of any court, regulatory body or agency in any applicable jurisdiction which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no action or proceeding to obtain such an order shall be pending or threatened.

     6.2 General Conditions Precedent for Benefit of Purchaser. The purchase of the New Shares is subject to the following conditions to be fulfilled or performed at, or prior to, the Closing, which conditions are for the exclusive benefit of Purchaser and may be waived in whole or in part by Purchaser in its sole discretion:

         6.2.1 Truth of Representations and Warranties of Companies. The representations and warranties of the Companies contained in Article IX of this Agreement and in any ancillary agreement shall be true and complete as of the Closing Date, and so certified by the chief executive officer and chief financial officer of each Company.

         6.2.2 Performance of Covenants. The Companies shall have duly performed any and all covenants set forth hereunder and to be performed at or prior to the Closing.

         6.2.3 Deliveries to Purchaser. Purchaser shall have duly received all of the items set forth in (a) through (l) of Section 5.3 hereof.

         6.2.4 Deleted.

         6.2.5 Material Adverse Change. Neither of the Companies shall have experienced any material adverse change in its business, condition (financial, legal or otherwise), operations, properties, assets, liabilities, or prospects since the Balance Sheet Date.

         6.2.6 Issuer's Stockholders' Approval. Purchaser shall have received documentation satisfactory to it to evidence that Issuer has obtained the approval of the transactions contemplated hereunder by the requisite percentage vote of the stockholders of Issuer.

     6.3 General Conditions Precedent for the Benefit of the Companies. The issuance and sale of the New Shares is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of the Companies and may be waived in whole or in part by the Companies in their sole discretion:

         6.3.1 Truth of Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in Article X of this Agreement and in any ancillary agreement shall be true and complete as of the Closing Date.

         6.3.2 Deliveries. Purchaser shall have delivered or caused to be delivered to the Companies all of the items set forth in (a) through (e) of
Section 5.4 hereof.

                                  Article VII
                         Conditions Precedent - Special
                         ------------------------------

     7.1 Special Conditions Precedent for Benefit of Purchaser.
         -----------------------------------------------------

         7.1.1 Regulatory Approvals. The Companies shall have obtained from the Office of the Chief Scientist, from the Office of Investment Center, and from each other regulatory or governmental agency as shall regulate or otherwise govern the operation of either of the Companies whatever approvals may be necessary to authorize the transactions contemplated hereby.

         7.1.2 Limitation on Companies' Liabilities. The aggregate amount of liabilities of the Companies shall not exceed the aggregate amount of liabilities set forth on Schedule 7.1.2 hereof.

         7.1.3 Dvir. An agreement between MCM USA and Yoav Dvir providing for the termination of his employment by the Companies, in the form of Exhibit 7.1.3 hereto, shall have been fully executed and delivered.

         7.1.4 Sterimed; Sassoon. The Convertible Debenture dated February 21, 2001 issued by MCM Israel to Sterimed International, Inc. ("Sterimed") shall have been converted from debt status in accordance with an agreement with Sterimed and Andre Sassoon in the form of Exhibit 7.1.4 hereto, which agreement shall have been fully executed and delivered.

         7.1.5 Special Agreements. Agreements with the Companies respecting non-competition, non-solicitation of customers and non-solicitation of employees on the part of those key persons and the parties identified on Schedule 7.1.5 hereto (including without limitation Beni Mosenson), in the form of Exhibit
7.1.5 hereto, shall have been fully executed and delivered.

         7.1.6 Addady. An agreement between Arye Addady and related entities, MCM USA, MCM Israel and Purchaser, in the form of Exhibit 7.1.6 hereto, shall have been fully executed and delivered.

         7.1.7 Disinfectant Contract. All agreements between CID Lines, Tivonchem and either of the Companies relating to the sale and distribution of disinfectant for use by MCM USA or MCM Israel shall have been terminated and a new agreement among CID Lines, MCM USA, MCM Israel and Tivonchem, in the form of
Exhibit 7.1.7 hereto, shall have been fully executed and delivered.

         7.1.8 MSO (Dagan). Medical Services Options, Inc. ("MSO") through its principal Jacob Dagan shall have executed and delivered a Payment Agreement in the form of Exhibit 7.1.8 hereto, respecting compensation for brokerage and other services.

         7.1.9 Termination of Certain Agreements. Set forth on Schedule 7.1.9 hereto is a true and complete list of all stockholders' agreements, voting agreements, investor rights agreements and other agreements relating to stockholders and their rights, to which either of the Companies is a party. Each of the stockholders' agreements, voting agreements, investor rights agreements and other agreements set forth on Schedule 7.1.9 hereto shall have been terminated, and Purchaser shall have received documentation satisfactory to it to evidence that such agreements have been terminated.

         7.1.10 MCM USA Capitalization. The capitalization of MCM USA shall have been changed as reflected on its Amended and Restated Certificate of Incorporation in the form attached as Exhibit 5.3(d) hereto.

         7.1.11 Conversion of Certain Loans. The loans entitled the Moshav Loan and the Bridge as set forth in the Conversion Agreement in the form of Exhibit
7.1.11 hereto, shall have been converted from debt status in accordance with such Agreement, which Agreement shall have been fully executed and delivered.

         7.1.12 Conversion of Debentures. Set forth on Schedule 7.1.12 hereto is a true and complete list of all currently outstanding debentures issued by either of the Companies. Each of such debentures shall have been converted to equity securities of the Issuer in accordance with their respective terms and Purchaser shall have received documentation satisfactory to it to evidence such conversion.

         7.1.13 Conversion of Loan Obligations. Set forth on Schedule 7.1.13 hereto is a true and complete list of all loan obligations of each of the

Companies other than (1) the loans from Caprius to be converted as described in
Section 3.4(b), and (2) the obligations described in Sections 7.1.4, 7.1.11 and
7.1.12 hereto. Any such loan obligations described in (2) herein and set forth on Schedule 7.1.13 hereto shall have been converted to common stock of the Issuer at such conversion rate as the Companies may deem appropriate, provided only that such shares shall be included as already issued in the determination of New Shares to be issued to the Purchaser hereunder and that Purchaser shall have received documentation satisfactory to it to evidence such conversion.

         7.1.14 Royalty Agreement. An agreement between Moledet and MCM Israel, in the form of Exhibit 7.1.14 hereto, shall have been fully executed and delivered.

         7.1.15 Memorandum of Agreement. The Memorandum of Agreement described in Section 15.11(d) and shown on Exhibit 15.11(d) hereto shall have been fully executed and delivered, and received by Purchaser.

         7.1.16 Escrow and Administration Agreement. The EAA described in
Section 15.11(b) and shown on Exhibit 15.11(b) hereto shall have been fully executed and delivered, and received by Purchaser.

                                  Article VIII
                                 Anti-Dilution
                                 -------------

     Anything to the contrary notwithstanding, in no event shall Purchaser's equity in the Companies as provided for in this Agreement, at any time and from time to time, be diluted by reason of any obligation(s) of the Companies to issue or otherwise provide any additional shares of stock of any class(es) in either or both of the Companies ("Stock"), or any option, warrant or other right of any kind to acquire, obtain or receive any such additional shares of stock

("Stock Rights"). In the event any Person should be or become entitled to any such Stock or Stock Rights which are not fully disclosed in this Agreement or in the appropriate accompanying Exhibit or Schedule hereto, such Stock or Stock Rights shall be charged against, and reduce, the stockholdings of the Existing Stockholders, pro rata, so as to leave intact Purchaser's 57.53% equity interest in the Companies (or such other percentage as may then be applicable to Purchaser as provided in this Agreement or in the Stockholders Agreement shown in Exhibit 5.3(i) hereto).

                                   Article IX
             Representations and Warranties Regarding the Companies
             ------------------------------------------------------

     Each of the Companies and the Existing Stockholders (as defined in Section 12.4(a)), jointly and severally, hereby represent and warrant to Purchaser as follows:

     9.1 Organization and Foreign Qualifications of Companies. MCM USA is duly incorporated, validly existing and in good standing under the laws of State of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. MCM Israel is duly incorporated, validly existing and in good standing under the laws of Israel, and has all requisite corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except as set forth in Schedule 9.1 hereto, each Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties in such jurisdictions.

     9.2 Capital Stock of Companies. Schedule 9.2A hereto sets forth the accurate and complete listing of all shares of capital stock issued and outstanding of MCM USA and MCM Israel together with all options, warrants and other rights (pursuant to any ESOP plan or otherwise) to acquire any shares of capital stock of either Company, all immediately before the issuance of the New Shares; and Schedule 9.2B hereto sets forth the accurate and complete listing of all shares of capital stock issued and outstanding of MCM USA and MCM Israel together with all options, warrants and other rights (pursuant to any ESOP plan or otherwise) to acquire any shares of capital stock of either Company, all immediately after the issuance of the New Shares. All of the shares of the Companies, including without limitation the New Shares upon their issuance at the Closing, have been and will be duly authorized, validly issued and fully paid and non-assessable. Except as set forth in Schedule 9.2B hereto, there are no pending, outstanding or authorized subscriptions, options, warrants, calls, rights (including conversion rights), commitments or any other agreements of any character obligating either MCM USA or MCM Israel to issue, sell or transfer any additional shares of its common stock, or any other securities convertible into or evidencing the right to subscribe for any shares of its common stock.

     9.3 Qualification as Foreign Corporation. Schedule 9.3 hereto sets forth a list of (i) each jurisdiction in which each Company is qualified to do business as a foreign corporation, and (ii) each jurisdiction in which each Company is conducting business under an assumed name (if any).

     9.4 Subsidiaries. The Companies have no Subsidiaries except as set forth in
Schedule 9.4 hereto.

     9.5 Absence of Certain Changes or Events. Except as set forth in Schedule
9.5 hereto, since the Balance Sheet Date, there has not been any:

             (a) material adverse change in the financial condition, Assets, liabilities, working capital, reserves, or results of operations of either Company;

             (b) (i) increase in the compensation payable or to become payable by each Company to any of its employees or consultants whose total compensation for services rendered to either Company is currently at an annual rate of more than $35,000, (ii) material bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, (iii) material employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by either Company for any employee or consultant except pursuant to such existing plans and arrangements as may be described in Section 9.19 (if any), or (iv) new written employment or consulting agreement to which either Company is a party paying in excess of $35,000 per annum, or any loan or indirect benefit to any employee or consultant;

             (c) material addition to or material modification of the employee benefit plans, arrangements or practices as may be described in Section 9.19 (if any) other than (i) contributions made in accordance with the normal practices of either Company or (ii) the extension of coverage to other employees who became eligible after the Balance Sheet Date;

             (d) sale, assignment or transfer of any of the Assets of either Company (other than in the ordinary course of business), that is material in the aggregate to either Company;

             (e) cancellation of any indebtedness or waiver of any rights by either Company, whether or not in the ordinary course of business, that is material in the aggregate to either Company;

             (f) amendment, cancellation or termination of any contract, license or other instrument that is material in the aggregate to either Company;

             (g) capital expenditures or execution of any lease or incurrence of liability therefor by either Company involving payments in excess of an aggregate of $50,000;

             (h) change in accounting methods or practices by either Company affecting its assets, liabilities or business;

             (i) revaluation by either Company of any of its Assets, including without limitation writing off of notes or accounts receivable, except for revaluations in the ordinary course of business consistent with normal practices or revaluations that would not, in the aggregate, have a material adverse effect on the financial condition of either Company;

             (j) mortgage, pledge or other encumbrance of any Assets of the Company, other than the June Loan, the September Increase or the October Increases;

             (k) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of either Company or any redemption, purchase or other acquisition of any of the equity securities of either Company;

             (l) except as expressly provided for in this Agreement, issuance by either Company of, or commitment of either Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities or obligations of either Company;

             (m) guarantee or the incurrence of any liability for the payment or performance of any obligations or liabilities of any other Person, by either Company; or

             (n) agreement or commitment by either Company to do any of the foregoing.

     9.6 Title to Owned Assets. Except as shown in the consolidated Financial Statements of the Companies as at December 31, 2001 constituting Schedule 9.11A hereto and the internally prepared consolidated financial statements of the Companies as at September 30, 2002 constituting Schedule 9.11B hereto, the Companies have good and marketable title to the Assets reflected on the Interim Balance Sheet or acquired in the ordinary course of business since September 30, 2002 (except assets sold or otherwise disposed of in the ordinary course of business since that date) and the Assets are not subject to any Encumbrances, except for statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, or such Encumbrances which did not, in the aggregate, materially impair the use of the assets subject thereto in the ordinary course of business of the Companies or Encumbrances which will be discharged by the Companies at or prior to the Closing. Set forth on Schedule 9.6 hereto is a list of all of the Companies' Products, identified by serial number; to the extent any such Product is under lease to a third party, such Schedule shows the identity of the third party, a description of the agreement pursuant to which the third party leases the Product and the location at which each such Product is located; and to the extent any such Product has been sold, such Schedule shows the identity of the purchaser thereof, a description of the revenues which the Companies continue to receive for servicing and providing disinfectant and other supplies, and the location at which each such Product is located.

     9.7 Title to Leased Assets. Except as shown in the Financial Statements shown as Schedules 9.11A hereto and 9.11B, the Companies have good and valid leasehold interests in all properties (real and personal) held under lease, none of which are subject to any Encumbrances, other than statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, or Encumbrances which would not in the aggregate materially impair the use of the leasehold interest subject thereto in the ordinary conduct of the business of the Companies, or Encumbrances which will be discharged by the Companies at or prior to the Closing, and neither Company is in breach under any of such leasehold interests other than breaches which would not, in the aggregate, have a material adverse effect upon the financial condition of the Companies.

     9.8 Material Contracts, Commitments and Licenses. Except as set forth on
Schedule 9.8 hereto, neither Company is a party to, nor are the Assets bound by, any:

         (a) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of either Company of more than $50,000 and not cancelable (without liability) within thirty (30) days;

         (b) lease of any real property (Schedule 9.8 hereto indicates with respect to each such lease the term, annual base rent, additional rent, escalations, renewal options and number of square feet leased);

         (c) lease of personal property involving any annual expense in excess of $100,000 and not cancelable (without liability) within thirty (30) days (Schedule 9.8 hereto indicates with respect to each such lease a general description of the leased items, term, annual base rent, additional rent, escalations and renewal options);

         (d) material governmental or regulatory licenses or permits required to conduct the business of either Company as presently conducted;

         (e) contract, agreement or commitment containing covenants limiting the freedom of either Company to engage in any line of business or compete with any person;

         (f) license, franchise, distributorship or other agreement;

         (g) contract, agreement or commitment with or to any stockholder, director, officer, employee, consultant or agent; or

         (h) contract, agreement or commitment not otherwise listed in Schedule
9.8 hereto materially affecting the financial condition of either Company.

     All the contracts and other instruments, obligations, evidences of indebtedness or other commitment of either Company listed on Schedule 9.8 hereto are valid and binding obligations enforceable in accordance with their respective terms. Except as set forth in Schedule 9.8 hereto, neither Company is in breach or violation of, nor is there any default on the part of either Company under, any of the contracts or other instruments, obligations, evidences of indebtedness or commitments described in (a) - (h) above, which breach or default will have a material adverse effect on the financial condition of either Company.

     The Companies have delivered to Purchaser true and complete copies of all the contracts and other instruments, obligations, evidences of indebtedness or other commitments of either Company listed on Schedule 9.8 hereto, together with accurate copies of each form used in the business of that Company and which is in effect with respect to any third party on the date hereof.

     9.9 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or result in:

         (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of MCM USA or the Articles of Association of MCM Israel;

         (b) a breach of, or a default under, any term or provision of any contract, commitment or license to which either Company is a party or by which any of the Assets are bound, which breach or default would have a material adverse effect on the financial condition of either Company;

         (c) a violation by either Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the financial condition of either Company;

         (d) an imposition of any Encumbrance on any of the Assets which Encumbrance would have a material adverse effect on the financial condition of either Company;

         (e) a loss of any interest in or benefit of any asset, license or other right or privilege by either Company; or

         (f) any indebtedness to become due prior to its stated maturity or any option or right of pre-emption to become exercisable.

     9.10 Consents and Approvals. Except as set forth on Schedule 9.10 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person whatsoever, is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     9.11 Financial Statements. Schedules 9.11A and 9.11B hereto show the Financial Statements as described in Section 9.6, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Financial Statements fairly present the consolidated financial position, assets, and liabilities (whether accrued, absolute, contingent or otherwise) of the Companies at the dates indicated, and such statements of income, cash flow and changes in shareholders equity fairly present the results of operations, cash flow and changes in shareholders equity of the Companies for the periods indicated.

     9.12 Litigation. Except as set forth on Schedule 9.12 hereto, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, arbitration, proceeding, or investigation (collectively, "Actions") pending, or to the knowledge of the Companies threatened against either Company. Since the Balance Sheet Date, neither Company has entered into any agreement to settle or compromise any Actions pending or threatened against it. Neither Company is in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency.

     9.13 Labor Matters. Except as set forth on Schedule 9.13 hereto:

         (a) (i) neither Company is a party to any labor agreement with any labor organization, group or association;

              (ii) there is no unfair labor practice, charge or complaint against either Company pending before any governmental agency arising out of the activities of either Company;

              (iii) there is no labor strike or labor disturbance pending against either Company which would materially adversely affect the financial condition of either Company;

              (iv) each Company is in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours;

              (v) neither Company is engaged in any unfair labor practice; and

              (vi) no labor union is, to the knowledge of the Companies, now seeking to represent the employees of either Company nor has any labor union sought such representation in the last two (2) years.

         (b) No grievance arbitration proceeding is pending, and to the knowledge of the Companies no claim therefor has been asserted, and there are no pending actions, suits, claims, arbitrations, either administrative or judicial, against either Company involving actual or alleged discrimination.

         (c) Schedule 9.13 hereto also sets forth the names and current annual salary rates or current hourly wages of all present employees of each Company, together with the date of commencement of employment of each employee with each Company or its predecessor, each such person's title, and each such person's bonus and other compensation, if any, paid or payable during the period from the Balance Sheet Date to the date hereof. Schedule 9.13 hereto also sets forth the names and current salaries of employees and unions with whom either Company is currently in negotiations, together with the status of such negotiations.

         (d) Except as set forth in Schedule 9.13(d) hereto, no employees of either Company are subject to any contract, agreement or commitment which would be binding upon either Company from and after the Closing Date.

         (e) No agreement between either Company and any of its employees contains any provision to the effect that any such agreement may be deemed terminated in the event of a change in control of either Company.

     9.14 No Undisclosed Liabilities. The Companies have no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected and reserved against on the Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, (iii) liabilities disclosed in Schedule
9.14 hereto, and (iv) such liabilities which would not, in the aggregate, have a material adverse effect on the financial condition of either Company.

     9.15 Compliance with Law. Except as set forth in Schedule 9.15 hereto, each Company is in substantial compliance with all applicable laws, statutes, ordinances, orders and regulations, whether federal, state, local or foreign, and neither Company has received notice claiming any asserted past or present failure to comply with any applicable laws, statutes, ordinances, orders and regulations, whether federal, state, local or foreign.

     9.16 No Brokers. Except as set forth in Schedule 9.16 hereto, neither Company has entered into or will enter into any contract, agreement, arrangement or understanding with any person or entity which will result in the obligation of Purchaser or either Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     9.17 No Other Agreements to Sell Assets or Companies. Neither Company has any legal obligation, absolute or contingent, to any other Person to do any of the following: sell any of the Assets, sell any capital stock of either Company, or effect any merger, consolidation or other reorganization of either Company, or enter into any agreement with respect thereto.

     9.18 Proprietary Rights.
          ------------------

         (a) Schedule 9.18 hereto sets forth a true and complete list of all trademarks, service marks, trade names and other trade rights, trademark and service mark registrations and applications, patents, patent applications, copyrights, copyright registrations and applications, trade secrets, know how, grants of a license to either Company with respect to any of the foregoing, both domestic and foreign, both registered and not registered, and both owned or claimed by either Company, or used or proposed to be used by either Company in the conduct of its business, if any (collectively, "Proprietary Rights"). If applicable, Schedule 9.18 hereto also sets forth, as to any such Proprietary Right, the date of registration or application thereof, the remaining duration thereof, and the territory or jurisdiction covered thereby.

         (b) Except for Proprietary Rights which are subject to agreements listed on Schedule 9.18 hereto, either or both of the Companies owns and has the unrestricted right to use the Proprietary Rights, free and clear of any and all Encumbrances; it being agreed that, for purposes of this Agreement, the term "Proprietary Rights" shall also include each and every trade secret, know-how, process, discovery, design, development, technique, invention, confidential data and other information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered by either Company. The Proprietary Rights comprise all of the intellectual property or proprietary rights required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered by either Company.

         (c) Except for Proprietary Rights which are subject to agreements listed on Schedule 9.18 hereto, no Person has a right to receive or has claimed a right to receive a royalty or similar payment in respect of any Proprietary Right pursuant to any contractual arrangement entered into by either Company, and no Person otherwise has a right to receive or has claimed a right to receive a royalty or similar payment in respect of any such Proprietary Rights. Either Company's use of the Proprietary Rights or other intellectual property rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights. No proceedings have been instituted against, or notices received by, either Company alleging, nor do the Companies know of any basis for any allegation, that either Company's use of its Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

         (d) Except as otherwise set forth on Schedule 9.18 hereto, the Proprietary Rights described in Section 9.18 have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other appropriate filing offices, domestic or foreign; and all such registrations, filings, issuances and other actions (if any) are valid and remain in full force and effect.

         (e) Except as disclosed in Schedule 9.18(e) hereto, the Companies have not licensed any Proprietary Rights from third parties (not including off the shelf software licensed from third parties and not to be incorporated in intellectual property distributed by the Companies).

         (f) Except as disclosed in Schedule 9.18(f) hereto, the Companies have not granted any license of any Proprietary Rights to third parties.

         (g) The Companies own or have the right to use all of the Proprietary Rights required for their business as currently conducted or as contemplated to be conducted in their business plan.

         (h) The Companies will be able to obtain or acquire rights to use all of the Proprietary Rights required for the future conduct of the business as contemplated to be conducted in the Companies' business plan.

         (i) There is not any Proprietary Right required for the Companies' business as currently conducted or as contemplated to be conducted in the Companies' business plan, the use of which by the Companies require or would require the payment of a royalty to a third party.

         (j) It is not and will not be necessary to use any inventions of any employees (or Persons that the Companies currently intend to engage) made prior to their employment or engagement by the Companies.

     9.19 Employee Benefit Plans.
          ----------------------

         (a) MCM USA has not adopted, is not otherwise a party to, and is not otherwise subject to (by virtue of any law, rule or regulation of any Governmental Agency, or otherwise), any Benefit Arrangement, and has no past, present or future liability or obligation with respect to any of same.

         (b) MCM Israel has not adopted, is not otherwise a party to, and is not otherwise subject to (by virtue of any law, rule or regulation of any

Governmental Agency, or otherwise), any Benefit Arrangement, and has no past, present or future liability or obligation with respect to any of same.

     9.20 Transactions with Certain Persons and Affiliates. Except as set forth on Schedule 9.20 hereto, no officer, director or employee of either Company, or any member of any such person's immediate family, is presently a party to any transaction with either Company, including without limitation any contract, agreement or other arrangement providing for furnishing of services by, providing for the rental of real or personal property from, or otherwise requiring payments to any such Person in which any such Person owns more than 5% of the outstanding ownership interests, or is an officer, director, manager, trustee or general partner.

     9.21 Tax Representation. Except as set forth on Schedule 9.21 hereto: (A) each Company has paid in full on a timely basis all Income Taxes and all other Taxes which that Company has been required to pay for all periods ending on or before the Closing Date ("Company Periods"), and has duly collected or withheld all such Income Taxes and all other Taxes which each Company has been required to collect or withhold for all Company Periods; (B) each Company has timely filed all tax returns required to be filed by it for all Company Periods, including all federal, state, local and foreign tax returns and reports; (C) the tax returns of each Company have not been audited by any federal, state, local or foreign governmental taxing authority for any Company Period; (D) each Company has made adequate provision on the Financial Statements, in conformity with generally accepted accounting principles consistently applied, for the payment of all Income Taxes and all other Taxes for that and all prior periods;
(E) no deficiencies for taxes have been asserted in writing or assessed against either Company which remain unpaid; (F) there are no audits or examinations pending of either Company's tax returns nor has either Company received any notice of an audit or examination, and (G) there have been no waivers of statutes of limitations by either Company.

     Except as set forth on Schedule 9.21 hereto, there are no circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to the Companies' liability or accountability for taxation under currently enacted statutes and regulations, or any claim made by or any relief, deduction or allowance afforded to either Company, or in relation to the status or character of the Companies under or for the purpose of any provision of any legislation relating to taxation.

     9.22 Insurance. Schedule 9.22 hereto contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by each Company on its business, property or employees. Neither Company is in default in any material respect under any of such policies or binders. Neither Company has any claim pending under any such policy, nor has there been any denial of coverage under any such policy.

     9.23 Compliance with Legislation Regulating Environmental Quality. Except as set forth on Schedule 9.23 hereto:

         (a) the Real Property and all other properties owned or used by either Company during the period of either Company's ownership or use thereof have been maintained, and all activities of each Company have been conducted, in substantial compliance with all federal, state and local environmental laws, licenses and regulations of any applicable jurisdiction (including Israel and within the United States), and without liability in respect thereof ("Environmental Liabilities");

         (b) neither Company has received notification from any federal, state or local governmental authority of any applicable jurisdiction (including Israel and within the United States) with respect to current, existing violations of any of the laws enumerated in clause (a) above, or pursuant to any of the respective implementing regulations to such laws, or of any Environmental Liabilities.

     9.24 Licenses and Permits. Schedule 9.24 hereto sets forth a correct and complete list of all permits, licenses, orders, certificates or approvals (collectively, the "Permits") of all governmental authorities presently held by each Company for the Business. The Permits constitute all Permits which are required in order to allow each Company to continue to carry on the Business and use its properties as now conducted. Each Company holds valid Permits to use all of its properties necessary for the conduct of the Business. Without any other action required by Purchaser, all of the Permits will continue in accordance with their terms as valid Permits to allow each Company to operate the Business, without interruption, through and after the Closing Date, subject to the terms and conditions set forth therein.

     9.25 Bank Accounts. Schedule 9.25 hereto sets forth the name and location of each bank in which either Company has an account, lock box or safe deposit and the number of each such account or box and the names of the authorized signatories thereto.

     9.26 Improper and Other Payments. Neither Company nor any party on behalf of either Company has made, paid or received any bribes, kickbacks or other similar payments to or from any person, whether lawful or unlawful, and no improper foreign payment has been made by or on behalf of either Company.

     9.27 Real Property Representations. In connection with the Real Property, the Companies make the following representations and warranties to Purchaser which are and will be true and complete on the Closing Date:

         (a) Ownership; Leases. Neither Company owns any Real Property. Set forth in Schedule 9.27 hereto is a brief description of every lease or agreement (including, in each case, the annual rental payable, the lessor and the expiration date) under which the Companies or either of them is lessee of, or holds or operates, any Real Property owned by a third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither Company is in default under any such lease or agreement nor has any event occurred or is alleged to have occurred which constitutes or with the lapse of time or the giving of notice or both would constitute a basis for a claim of breach.

         (b) No Litigation. No action or proceeding relating to the Real Property is pending or overtly threatened.

         (c) No Violations. No notice of violations of law, ordinances, regulations, orders or requirements relating to the Real Property have been received by either Company; and the Companies have no reason to believe that any such notices will be sent.

         (d) Assessment Liens. There is no assessment payable in annual installments, or any part thereof, which has become a lien on the Real Property.

         (e) Condemnation. There is no pending or threatened condemnation or eminent domain proceedings that would affect any portion of the Real Property.

         (f) Condition of Premises. There will be no material adverse change in the physical condition of the Real Property between the date hereof and the Closing Date. (g) Covenants and Restrictions. Neither Company has received written notice of any default or breach by either Company under any of the covenants, conditions, restrictions, rights of way or easements affecting the Real Property or any portion thereof, no such default or breach now exists, and no event has occurred and is continuing which with notice and/or the passage of time would constitute a default thereunder, other than as disclosed on Schedule 9.27(g) hereto.

         (h) Mechanic's Liens. No work has been performed or is in progress at, and no materials have been furnished to, the Real Property or any portion thereof which would give rise to mechanic's, materialmen's or other liens against the Real Property or any portion thereof, other than as disclosed on
Schedule 9.27(h) hereto.

         (i) Repairs. There are no outstanding requirements or recommendations by the holder of any existing mortgage, or any insurance company that issued a policy with respect to the Real Property or any part thereof, or by any Board of Fire Underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on or to the Real Property or any part thereof, other than as disclosed on Schedule 9.27(i) hereto.

         (j) Commitments to Government. Except as disclosed on Schedule 9.27(j) hereto, no commitments have been or will be made to any governmental authority or agency, utility company, school board, church, synagogue or other religious body, or any homeowners or homeowner's association, or to any other organization, group or individual, relating to the Real Property which would impose an obligation upon Purchaser or its successors or assigns to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Real Property.

         (k) Utilities. All water, sewer, gas, electricity, telephone and other utilities serving the Real Property are supplied directly to the Real Property by facilities of public utilities. All of such utilities are installed and operating and all installation and connection charges have been paid in full.

     9.28 Conduct of Business Prior to Closing. Since the Balance Sheet Date and to the Closing Date, the Companies have:

         9.28.1 Conduct in Ordinary Course. Conducted the Business only in the ordinary course thereof, including without limitation keeping in full force and effect the full coverage of all insurance policies of the Companies in force as set forth in Schedule 9.22 hereto, and refrained from any transaction which was not in the ordinary course and consistent in both nature and scope with prior practice.

         9.28.2 Inventories. Maintained levels of Inventories to carry on the Business in the ordinary course consistent with past practice.

         9.28.3 Services; Relationships. Kept available (except as otherwise expressly provided herein) the services of employees and agents of the Companies, and maintained relationships and goodwill with its suppliers, customers, distributors and others having business relations with the Companies; with respect to key employees, other than Yoav Dvir, no key employee of either Company has been dismissed or has terminated or given notice of termination of his/her employment with either Company.

         9.28.4 Notifications to Purchaser. Notified Purchaser, in writing, in this Agreement or otherwise, of all notices from, proceedings before, or order of, any judicial authority or any Governmental Entity or any other lawful authority alleging any violation of or non-compliance with any applicable law, rule or regulation, or requiring either Company to take any action or refrain from taking any action respecting any applicable law, rule or regulation in any applicable jurisdiction.

     9.29 Obligations to Employees. There are no agreements or arrangements for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or termination of employment or during periods of sickness or disablement for the benefit of any employee or former employee or consultant of the Companies or for the benefit of the dependents of any such Person in operation at the date hereof except as disclosed in relevant Schedules attached to this Agreement. The Companies have fulfilled all their obligations under applicable law to all of their employees.

     9.30 Compliance with Employment Requirements. The Companies have complied with all legislative or other official provisions relating to employees and their terms and conditions of employment and has made all deductions and payments required to be made by Israeli and United States federal, state, local or other applicable law (including without limitation to the Israeli Tax Authorities and National Insurance).

     9.31 Representations. This Agreement and the Exhibits and Schedules hereto do not contain any untrue statements of material fact with respect to either Company, or omit to state a material fact necessary to make the statements contained herein and therein not misleading. All of the Exhibits and Schedules hereto applicable to either or both of the Companies are deemed to be a part of the joint and several representations and warranties by the Companies herein.

                                   Article X
                   Representations and Warranties of Purchaser
                   -------------------------------------------

     Purchaser hereby represents and warrants to the Companies as follows:

     10.1 Organization of Purchaser. Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

     10.2 Authorization. Purchaser has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to authorize same and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     10.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in:

         (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser;

         (b) a breach of, or a default under, any term or provision of any contract, commitment or license to which Purchaser is a party or by which its assets are bound, which breach or default would have a material adverse affect on Purchaser's ability to consummate the transactions contemplated hereby; or

         (c) a violation by Purchaser of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.

     10.4 Consents and Approvals. Except as set forth on Schedule 10.4 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     10.5 No Brokers. Except with respect to Purchaser's arrangement with Seneca Partners, L.L.C., neither Purchaser nor any affiliate of Purchaser has entered into or will enter into any contract, agreement, arrangement or understanding with any person or entity which will result in the obligation of the Companies to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                                   Article XI
                   Survival of Representations and Warranties
                   ------------------------------------------

     All representations and warranties contained herein and in any Schedule, Exhibit, certificate or other document delivered in connection with the transactions contemplated hereby shall survive the Closing for a period equal to
(a) eighteen (18) months following the Closing or (b) with respect to any matter made known to an Indemnified Party during the eighteenth month following the Closing, nineteen (19) months following the Closing. If a Party gives notice with respect to a claim for Losses prior to the expiration of such applicable time period, the indemnifications provided in this Agreement with respect to such claim shall survive such time period for the purpose of remedy and collection if it is subsequently determined that such alleged breach giving rise to a claim for Losses in fact occurred or existed within such applicable time period.

                                  Article XII
                   Post-Closing Covenants and Indemnification
                   ------------------------------------------

     12.1 Books and Records. The Companies and Purchaser agree that each Party at its expense shall have the right to inspect and to make copies of any Books and Records of the Companies, to the extent that they pertain to the operations of the Companies prior to the Closing Date, at any time during business hours for any proper purpose for a period of at least five (5) years from the Closing Date, except as such period may be extended by other provisions of this Agreement. The Companies and Purchaser agree not to destroy or dispose of any such Books and Records and files without giving the other Party a reasonable opportunity to remove such documents at such other Party's expense.

     12.2 Further Assurances. On and after the Closing Date, the Companies and Purchaser shall take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     12.3 Deleted.

     12.4 Indemnification.
          ---------------

         (a) General Indemnification Obligation of Indemnitors. From and after the Closing Date, the Companies and the Responsible Stockholders (collectively, "Indemnitors"), jointly and severally, shall reimburse, defend, indemnify and hold harmless Purchaser and the Companies, and the officers, directors, shareholders, affiliates, successors and permitted assigns of Purchaser (each an "Indemnified Purchaser Party") against and in respect of:

              (i) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, or arise out of:

                   (A) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of either or both of the Companies under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished by the Companies to Purchaser pursuant to this Agreement;

                   (B) any and all liabilities and obligations of either or both of the Companies which accrued prior to the Closing Date and which are not disclosed to Purchaser pursuant to this Agreement;

                   (C) any and all liabilities and obligations of either Company which accrued prior to the Closing Date, even if disclosed on the Balance Sheet or otherwise in this Agreement or in the Schedules hereto, but only to the extent exceeding the amount accrued or reserved therefor on the Balance Sheet or exceeding the amount thereof disclosed and attributed thereto in the Schedules hereto; and

                   (D) any and all liabilities and obligations of the Companies and/or Purchaser and/or any officer, director or agent of Purchaser, arising out of any claim or controversy in respect of this Agreement or any negotiations in connection herewith or the transactions provided for hereunder which relate to or arise out of the matters described in the Complaint filed in that certain civil action in Broward County, Florida entitled BDC Corp. d/b/a BDC Consulting Corp. vs. Caprius, Inc. and George Aaron, including any amendment(s) thereto and any other suits, actions or proceedings based in whole or in part on such matters.

              (ii) any and all actions, suits, claims, proceedings, demands, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 12.4(a).

         Any and all such damages, losses, deficiencies, actions, suits, claims, proceedings, demands, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) are referred to herein as "Losses". As used herein, "Responsible Stockholders" means all of the Existing Stockholders of MCM USA other than Trefoil Tech Investors, L.P. [Shamrock], as more particularly shown on Schedule 12.4(a) hereto.

         (b) General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser shall reimburse, defend, indemnify and hold harmless the Companies and the Responsible Stockholders and their successors and permitted assigns (each an "Indemnified Company Party") against and in respect of:

              (i) any and all Losses incurred or suffered by any Indemnified Company Party that result from or arise out of any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished by Purchaser to the Companies pursuant to this Agreement; and

              (ii) any and all actions, suits, claims, proceedings, demands, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 12.4(b).

         (c) Method of Asserting Claims by Purchaser. In the event that any claim or demand for which any one or more of Indemnitors would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Indemnitors of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Indemnitors agree that a delay in the Indemnified Purchaser Party's providing such Claim Notice shall not affect Indemnitors' indemnification obligations hereunder, unless and except to the extent that such delay causes material prejudice to Indemnitors. Indemnitors shall have fifteen (15) Business Days from the giving of the Claim Notice hereunder (the "Notice Period") to notify the Indemnified Purchaser Party, (A) whether or not they dispute their liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand,
(B) notwithstanding any such dispute, whether or not such Indemnified Purchaser Party should defend itself against such claim or demand, and be reimbursed for reasonable expenses incurred in such defense by Indemnitors or (C) notwithstanding any such dispute, whether or not, at their option, they intend, at their sole cost and expense, to defend the Indemnified Purchaser Party against any portion of such claim or demand.

              (i) If Indemnitors dispute their liability with respect to such claim or demand or the amount thereof (whether or not Indemnitors intend to defend the Indemnified Purchaser Party against such claim or demand as provided in paragraphs (ii) and (iii) below), such dispute shall be resolved between the Parties or by judicial proceeding.

              (ii) In the event that Indemnitors notify the Indemnified Purchaser Party within the Notice Period that the Indemnified Purchaser Party should defend itself against such claim or demand, then the Indemnified Purchaser Party shall have the right and obligation to defend itself by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in a reasonable manner in which the Indemnified Purchaser Party adequately defends itself without exposing the Indemnitors to unreasonable or unnecessary liability or excessive or unreasonable cost; provided, however, that the Indemnified Purchaser Party shall not, without the prior written consent of Indemnitors, (A) enter into any settlement or compromise of any claim or demand for other than monetary damages which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to Indemnitors a release, in form and substance reasonably satisfactory to Indemnitors, from all further liability in respect of such claim or litigation. The amount of any such claim or demand, or the portion thereof as to which a defense of the Indemnified Purchaser Party is unsuccessful, in each case shall be conclusively deemed to be a liability of Indemnitors hereunder (unless Indemnitors shall have disputed their liability to the Indemnified Purchaser Party hereunder as provided in paragraph (i) above, in which event such dispute shall be resolved between the Parties or by judicial proceeding);

              (iii) In the event that Indemnitors notify the Indemnified Purchaser Party within the Notice Period that they intend to defend the Indemnified Purchaser Party against a portion or all of such claim or demand, then Indemnitors shall have the right to defend the Indemnified Purchaser Party, to the extent stated in such notification (it being understood that any portion of the claim or demand not defended by Indemnitors shall be the obligation of the Indemnified Purchaser Party pursuant to Section 12.4(c)(ii) above), by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of the Indemnified Purchaser Party becoming subject to liability for any other matter; provided, however, that Indemnitors shall not, without the prior written consent of the Indemnified Purchaser Party, (A) consent to the entry of any judgment against the Indemnified Purchaser Party, (B) enter into any settlement or compromise of any claim or demand for other than monetary damages, or (C) enter into any settlement or compromise of any claim or demand for monetary damages which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance reasonably satisfactory to the Indemnified Purchaser Party, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense, but the Indemnifying Party shall have the sole right to control such defense or settlement.

              (iv) In the event an Indemnified Purchaser Party should have a claim against Indemnitors that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Indemnitors. If such claim or demand relates to any dispute respecting the Companies' financial statements, such claim or demand shall be made within ninety (90) days following Purchaser's receipt of such financial statements. If Indemnitors dispute their liability with respect to such claim or demand, such dispute shall be resolved between the Parties or by judicial proceeding; if Indemnitors do not notify the Indemnified Purchaser Party within the Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of Indemnitors hereunder.

         (d) Method of Asserting Claims by Indemnitors. In the event that any claim or demand for which Purchaser would be liable to an Indemnified Company Party hereunder is asserted against or sought to be collected from an Indemnified Company Party by a third party, the Indemnified Company Party shall promptly notify Purchaser of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Purchaser agrees that a delay in the Indemnified Company Party's providing such Claim Notice shall not affect Purchaser's indemnification obligations hereunder, unless and except to the extent that such delay causes material prejudice to Purchaser. Purchaser shall have fifteen (15) Business Days from the giving of the Claim Notice hereunder (the "Notice Period") to notify the Indemnified Company Party, (A) whether or not it disputes its liability hereunder to the Indemnified Company Party with respect to such claim or demand, and (B) notwithstanding any such dispute, whether or not it intends, at its sole cost and expense, to defend the Indemnified Company Party against such claim or demand.

              (i) If Purchaser disputes its liability with respect to such claim or demand or the amount thereof (whether or not Purchaser intends to defend the Indemnified Company Party against such claim or demand as provided in paragraphs
(ii) and (iii) below), such dispute shall be resolved between the Parties or by judicial proceeding.

              (ii) In the event that Purchaser notifies the Indemnified Company Party within the Notice Period that it intends to defend the Indemnified Company Party against such claim or demand, then Purchaser shall have the right to defend the Indemnified Company Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of the Indemnified Company Party becoming subject to liability for any other matter; provided, however, that Purchaser shall not, without the prior written consent of the Indemnified Company Party,
(A) consent to the entry of any judgment against the Indemnified Company Party,
(B) enter into any settlement or compromise of any claim or demand for other than monetary damages, or (C) enter into any settlement or compromise of any claim or demand for monetary damages which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Company Party of a release, in form and substance reasonably satisfactory to the Indemnified Company Party, from all liability in respect of such claim or litigation. If any Indemnified Company Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense, but the Indemnifying Party shall have the sole right to control such defense or settlement.

              (iii) If Purchaser elects not to defend the Indemnified Company Party against such claim or demand, whether by not giving the Indemnified Company Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by Purchaser or by the Indemnified Company Party (but the Indemnified Company Party shall not have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Purchaser hereunder, unless Purchaser shall have disputed its liability to the Indemnified Company Party hereunder as provided in paragraph
(i) above, in which event such dispute shall be resolved between the Parties or by judicial proceeding.

              (iv) In the event an Indemnified Company Party should have a claim against Purchaser that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Company Party shall promptly send a Claim Notice with respect to such claim to Purchaser. If Purchaser disputes its liability with respect to such claim or demand, such dispute shall be resolved between the Parties or by judicial proceeding; if Purchaser does not notify the Indemnified Company Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Purchaser hereunder.

         (e) Payment. Upon any determination of liability under Section 12.4(c) or 12.4(d) hereof, as the case may be, or otherwise between the Parties or by judicial proceeding, the appropriate Party shall pay the amount of such determined liability to the other within ten (10) Business Days after such determination. Upon the payment or satisfaction in full of any claim, the Indemnifying Party shall be subrogated to the rights of the indemnified Party against any person, firm or corporation with respect to the subject matter of such claim.

         (f) Limitations on Indemnification. Anything to the contrary notwithstanding:

              (1) Except as provided in (2) immediately below:

                   (A) Any payment owed by the Responsible Stockholders hereunder shall be made solely in the form of Indemnitor Stock (and the only recourse therefor which Purchaser has against the Responsible Stockholders is to the Indemnitor Stock, except to the extent a Responsible Stockholder may elect to pay cash as provided herein), paid by the Responsible Stockholders based upon their percentage interest (on a fully diluted basis) in MCM USA. For this purpose, such Indemnitor Stock shall be valued at what Purchaser pays for the Series A Preferred Stock under this Agreement ($72.31 per share).

                   (B) The Responsible Stockholders shall not have an obligation to make any payment under this (1) in cash or in any other form other than in Indemnitor Stock; provided, however, the Responsible Stockholders shall each have the option to make any portion of such payment in cash. As used herein, "Indemnitor Stock" means all the capital stock of MCM USA and any capital stock equivalents (including without limitation all MCM USA options, warrants, debentures, notes and commitments to deliver options, into shares of capital stock of MCM USA) owned (legally or beneficially) by the Responsible Stockholders.

              (2)

                   (A) Reference is made to the Existing Stockholders Put Option provided for in Section 8 of the Stockholders Agreement ("Put") and the Corporation's Call Option provided for in Section 9 of the Stockholders Agreement ("Call").

                   (B) In the event the Put or the Call is duly exercised, but a Claim Notice is sent by Purchaser pursuant to Section 12.4(c) hereof (either before or after the exercise of the Put or the Call), then the "Final Amount" to be paid on consummation of the stock redemption pursuant to the Put or the Call shall be paid directly to the Escrow Agent (as defined in Section 15.11(b)), and held by the Escrow Agent pursuant to the terms of the Escrow Agreement shown in
Exhibit 15.11(b) hereto.

              (3) The indemnity obligations of Indemnitors and Purchaser are expressly subject to the limitations on survival set forth in Article XI hereof.

         (g) Sole Remedy. If the Closing occurs, no Party shall have any liability to any other Party or any affiliate of any of them arising out of this Agreement, except pursuant to and in accordance with the terms and conditions of Sections 12.4(a) through 12.4(g) hereof.

                                  Article XIII
                            Confidential Information
                            ------------------------

     13.1 Confidentiality. Those persons named in Schedule 13.1 ("Key Persons") hereto acknowledge that in the course of their relationship with the Companies, including references to the transactions provided for in this Stock Purchase Agreement, and/or any possible sale of either or both of the Companies to other persons or entities, they have become familiar with certain Proprietary Information related to the Companies. Key Persons hereby agree that they will not disclose such Proprietary Information, directly or indirectly, or through any corporation or other business entity utilize any such Proprietary Information for their own benefit, or for the benefit of third parties, unless they receive prior written authorization from Purchaser with respect thereto; provided, however, that "Proprietary Information" does not include information that (a) is or becomes generally available to the public; (b) was available to Key Persons on a non-confidential basis; (c) becomes available to Key Persons on a non-confidential basis from a source who is not known to Key Persons after due inquiry of such source to be bound by a confidentiality agreement with regard to such information; or (d) is required to be disclosed by law or legal process.

     13.2 Remedy in the Event of Breach. The Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing provisions of this Article XIII may be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to such temporary and permanent injunctive relief as a court of competent jurisdiction may determine without the necessity of posting a bond. In the event that the provisions of this Article XIII should ever be deemed to exceed any limitation provided by applicable law, then the Parties agree that such provisions shall be reformed to set forth the maximum limitations permitted.

                                  Article XIV
                        Non-Solicitation; Non-Competition
                        ---------------------------------

     14.1 Non-Solicitation; Non-Competition. Until the third anniversary of the Closing Date, each Existing Stockholder, each Key Person, and Purchaser, shall not, directly or indirectly:

         (a) solicit, offer employment to, or employ any Person (A) who is then employed by either Company (other than one who is also an employee of Purchaser or any affiliate of Purchaser), or (B) who was so employed but whose employment terminated (without regard to why), within one year preceding such solicitation, offer, or employment (other than one who is also an employee of Purchaser or any affiliate of Purchaser);

         (b) solicit, offer services to, or provide services to any customer of either Company, whether such customer was a customer of either Company prior to the Closing of the transactions contemplated hereunder; or

         (c) own, manage, operate, control or participate in the ownership, management, operation or control of, any person or entity, whether in corporate, proprietorship or partnership form or otherwise, as more than a 5% owner of such


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


person or entity if such Person is engaged, directly or indirectly, in any business anywhere in the world which is competitive with the Business.

     14.2 Remedy in the Event of Breach. The Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing provisions of this Article XIV may be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to such temporary and permanent injunctive relief as a court of competent jurisdiction may determine without the necessity of posting a bond. In the event that any of the provisions of this
Article XIV should ever be deemed to exceed any limitations provided by applicable law, then the Parties agree that such provisions shall be reformed to set forth the maximum limitations permissible by such law.

                                   Article XV
                                  Miscellaneous
                                  -------------

     15.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Companies without the prior written consent of Purchaser, or by Purchaser without the prior written consent of the Companies, except that Purchaser may, without such consent, but with prior notice to the Companies, assign in writing its rights and obligations under this Agreement to an affiliate of Purchaser; provided, however, that Purchaser shall continue to be a Party to this Agreement and to be bound by the provisions hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns, and no other Person shall have any right, benefit or obligation hereunder.


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


     15.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication (a "Notice") which is required or permitted hereunder shall be in writing as referenced below. All Notices may be delivered by telecopier or similar device, with a true copy thereof sent on the same day by Federal Express, DHL Courier, or other similar overnight delivery service providing receipt against delivery, and shall be deemed given or made upon receipt of such telecopy. All Notices are to be given or made to the Parties at the following addresses (or to such other address as any Party may designate by a Notice given in accordance with the provisions of this Section):

  If to Purchaser:                         If to the Existing Stockholders,
  ---------------                          --------------------------------
                                           Responsible Stockholders,
                                           -------------------------
                                           Indemnitors or Key Persons:
                                           --------------------------
  Caprius, Inc.
  One Parker Plaza                         c/o Yotan Trust Ltd.
  Fort Lee, New Jersey  07024              Baruch Gross & Co.
  Attention:  Chief Executive Officer      11 Galgaley Ha'Plada Street
  Telefax No.: 201-592-9430                Herzelia, Israel
                                           Telefax No.: 972(0)9-9577224

  With a simultaneous                      With a simultaneous
  -------------------                      -------------------
  copy to its counsel:                     copy to the Escrow Agent:
  -------------------                      ------------------------

  Sills Cummis Radin Tischman Epstein &    Thelen Reid & Priest LLP
  Gross                                    40 West 57th Street
  One Riverfront Plaza                     New York, New York 10019
  Newark, New Jersey  07102                Attention:  Gregory Katz, Esq.
  Attention:  Michael B. Tischman, Esq.    Telefax No:  212-603-2001
  Telefax No.:  973-643-6500

                                           After November 15, 2002:
                                           -----------------------
                                           Thelen Reid & Priest LLP
                                           875 Third Avenue
                                           New York, New York  10022
                                           Attention:  Gregory Katz, Esq.
                                           Telefax No.:  212-603-2001

  If to the Companies:
  --------------------
  MCM Environmental Technologies, Inc.
  MCM Environmental Technologies, Ltd.
  5 Partridge Lane
  Winchester, Massachusetts  01890
  Attention:  Yoav Millet
  Telefax No.:  781-369-1516

  With a simultaneous copy to
  ---------------------------
  their counsel:                            After November 15, 2002:
  -------------                             -----------------------

  Thelen Reid & Priest LLP                  Thelen Reid & Priest LLP
  40 West 57th Street                       875 Third Avenue
  New York, New York  10019                 New York, New York  10022
  Attention:  Gregory Katz, Esq.            Attention:  Gregory Katz, Esq.
  Telefax No.:  212-603-2001                Telefax No.:  212-603-2001

     15.3 Choice of Law. This Agreement shall be construed and interpreted, and the rights of the Parties determined, in accordance with the laws of the State of New Jersey, except that (i) with respect to matters of law concerning the internal corporate affairs of MCM USA or MCM Israel, the law of the jurisdiction under which such corporation is incorporated shall govern; and (ii) in any jurisdiction where the Proprietary Rights have been registered or filed, the mandatory laws and regulations of such jurisdiction applicable to such Proprietary Rights shall govern.

     15.4 Consent to Jurisdiction. The Parties hereby consent and submit to the exclusive personal jurisdiction of the United States District Court for the District of New Jersey and any New Jersey State court of competent jurisdiction located in Bergen County, New Jersey for any suit, action or proceeding arising out of or relating to this Agreement. The Parties further agree that process will be sufficient and effective if served in accordance with the notice provisions set forth in Section 15.2 hereof. Provided, that this Section 15.4 shall not apply to Yotan Trust Ltd., as to whom jurisdictional matters will be determined under the EAA (hereafter defined).

     15.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, and any other documents executed contemporaneously herewith by any of the Parties, constitute the entire


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


agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, warranties, representations and discussions, whether oral or written, of the Parties, or their officers or agents. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein.

     15.6 Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed a duplicate, but all of which together shall constitute one and the same instrument, even where all Parties have not signed the same counterpart so long as each Party has signed a counterpart. The execution of the signature page by a Party and the telecopy thereof to the adverse Party or its counsel shall constitute valid execution and delivery of this Agreement by such sending Party.

     15.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or document required hereunder, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument or document.

     15.8 Captions. The captions of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of those provisions, or any other provision, of this Agreement.


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


     15.9 Expenses. The Companies shall be liable for, and pay when due, all costs and expenses incurred by them and by Purchaser (including their respective legal, accounting and brokerage fees and expenses, and including without limitation those contemplated under Section 10.5 hereof), in connection with the negotiation, preparation, execution and performance of this Agreement.

     15.10 Confidential Information; Publicity. The Parties acknowledge that the transaction described herein is of a confidential nature, and agree that the terms hereof, including the purchase price hereunder, shall be maintained in confidence. No Party shall issue any press release or, except as required by law or legal process, make any public statement regarding the transactions contemplated hereby or the purchase price hereunder without the prior approval of the other Parties.

     15.11 Trust; Escrow.
           -------------

         (a) On or about March 4, 2001, the Existing Stockholders entered into a Trust Letter Agreement ("TLA") with Amit Pollak Matalon Trust Ltd. ("Trustee") pursuant to which certain of their shares of stock in MCM USA were deposited with and registered in the name of the Trustee. The number of such shares presently held by the Trustee pursuant to the TLA and the breakdown of that number of shares among the beneficial owners thereof is set forth on Schedule 15.11(a) hereto. A true copy of the signed TLA is attached as Exhibit 15.11(a) hereto.

         (b) All of the shares of stock in MCM USA to be issued to the Existing Stockholders pursuant to the conversion of debentures referenced in Sections

7.1.11 and 7.1.12 are set forth on Schedule 15.11(b) hereto; such shares will, as of the Closing hereunder, be delivered to Thelen Reid & Priest LLP, as "Escrow Agent", to be held in escrow pursuant to an Escrow and Administration Agreement in the form of Exhibit 15.11(b) hereto ("EAA").

         (c) The purposes of the escrow arrangements provided for in the EAA are: (i) to have all shares of stock in MCM USA which are subject to the Put and Call provisions set forth in Sections 8 and 9 of the Stockholders Agreement available for delivery on the exercise of either of such Put or such Call, and
(ii) to have all shares of stock of MCM USA owned (legally or beneficially) by the Responsible Stockholders (and the cash proceeds of the redemption thereof as referenced in Section 12.4(f)(2)(B)) serve as collateral for the indemnification obligations of the Responsible Stockholders pursuant to Section 12.4 hereof. It is agreed that at such time as the TLA is terminated, the Trustee will deliver the shares of stock subject to the TLA to the Escrow Agent, which shares shall be reissued in the names of the beneficial owners thereof and delivered directly to the Escrow Agent to be held in escrow in accordance with the terms and conditions of the EAA, or, if the Put or the Call has been exercised and the purchase price pursuant to the Stockholders Agreement (as may be reduced as provided therein) has been paid to the Trustee, then the Trustee will deliver the shares of stock subject to the TLA to MCM USA.

         (d) In pursuance of the objectives reflected in (c) immediately above, the Trustee and the Existing Stockholders will provide a Memorandum of Agreement substantially in the form of Exhibit 15.11(d) hereto, which document, fully executed, shall be delivered to Caprius and to MCM USA at or before the Closing hereunder.

         (e) Administrative Agent. At or before the Closing, Yotan Trust Ltd., an Israeli company, will enter into the EAA as Administrative Agent thereunder (the "Administrative Agent"). Notwithstanding any provision to the contrary contained herein, any notice to be provided to the Indemnitors, Existing Stockholders, Responsible Stockholders and/or Key Persons, or any of them, shall be deemed effectively given if provided to the Administrative Agent in accordance with the provisions of Section 15.2; and all actions taken by the Administrative Agent for or on behalf of the Indemnitors, Existing Stockholders, Responsible Stockholders and/or Key Persons hereunder shall be deemed taken by such Parties. Each of the Companies and Purchaser shall be entitled to rely on all communications of the Administrative Agent, which communications shall in all events be in writing, as action taken on behalf, and with the full authorization, of the Indemnitors, Existing Stockholders, Responsible Stockholders and/or Key Persons, as applicable. It is further agreed that in the event of any inconsistency between the obligations of the Escrow Agent or the Administrative Agent under this Agreement and their respective obligations under the EAA, the provisions of the EAA shall prevail.

     IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase Agreement as of the date first above written.

M.C.M. Environmental Technologies, Inc.   Caprius, Inc.

By:_______________________________        By:_______________________________
Name:                                     Name:
Title:                                    Title:

M.C.M. Environmental Technologies, Inc.

By:_______________________________
Name:
Title:

As to Articles XIII and XIV only:         As to Sections 15.2 and 15.11 only:
Key Persons                               Escrow Agent: Thelen Reid & Priest LLP

__________________________________        By:________________________________
Yoav Millet                               Name:
                                          Title:

__________________________________        As to Sections 15.2 and 15.11(e) only:
Beni Mosenson                             Administrative Agent: Yotan Trust Ltd.

__________________________________        By:________________________________
Meir Wais                                 Name:
                                          Title:
__________________________________
Gur Shahar
                             Existing Stockholders:


__________________________________        ___________________________________
Beni Mosenson                             Arye Addady

Mezam Capital Funds Management            Moledet Achzakot 2000 Aguda Chaklait
(Israel) Ltd.                             Shitufit Ltd., No. 570039081

By:_______________________________        By:________________________________
Name:                                     Name:
Title:                                    Title:

M.G. Strategy Development and             As to Articles III, VIII and XV only:
Export Development Ltd.                   Trefoil Tech Investors, L.P.

By:________________________________       By:________________________________
Name:                                     Name:
Title:                                    Title: